UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 18, 2005

Exact Name of Registrant as Specified in its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (808) 543-5662

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

American Savings Bank, F.S.B. (ASB) and the Federal Home Loan Bank of Seattle (Seattle Bank) have entered into the Seattle Bank’s standard Advances, Security and Deposit Agreement (Advances Agreement) dated as of November 24, 2004, but delivered to ASB in executed form on January 18, 2005. The Advances Agreement amends and restates the terms of a prior Advances, Security and Deposit Agreement dated March 18, 1999, applies to currently outstanding and future advances, and governs the terms and conditions under which ASB borrows and the Seattle Bank makes loans or advances from time to time. The Advances Agreement requires ASB to pledge “Eligible Collateral” (which term includes mortgages and marketable securities) to secure repayment of the advances. Under the Advances Agreement, ASB further agrees to abide by the Seattle Bank’s credit policies, and makes certain warranties and representations to the Seattle Bank. Upon the occurrence of and during the continuation of an “Event of Default” (which term includes any event of nonpayment of interest or principal of any Advance when due or failure to perform any promise or obligation under the Advances Agreement or other credit arrangements between the parties), the Seattle Bank may, at its option, declare all indebtedness and accrued interest thereon, including any prepayment fees or charges, to be immediately due and payable.

As of December 31, 2004, outstanding fixed-rate and variable-rate advances from the Seattle Bank were as follows:

(in thousands)	Weighted- average stated rate	Amount
Due in
2005	4.77%	$282,731
2006	3.58	183,500
2007	3.90	166,000
2008	5.45	168,000
2009	4.60	163,000
2010	4.43	25,000

	4.48%	$988,231

Advances from the Seattle Bank are secured by mortgage-related securities, loans and stock in the Seattle Bank. As a member of the Federal Home Loan Bank system, ASB is required to own a specific number of shares of capital stock of the Seattle Bank. The Company intends to disclose in each periodic report (i.e., Forms 10-Q and 10-K) the amount of advances from Federal Home Loan Bank incurred during the quarter or year and the amount outstanding at the end of the period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)

/s/ ERIC K. YEAMAN
Eric K. Yeaman
Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI)

Date: January 24, 2005

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